Thor Announces Improved Financial Results For Second Quarter And Six Months Of Fiscal 2015

ELKHART, Ind., March 5, 2015 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced improved sales and net income from continuing operations for the second quarter ended January 31, 2015, compared with the weaker results reported a year ago, which were adversely affected by the harsh winter conditions in early 2014.

Second Quarter Highlights:

  Sales from continuing operations for the second quarter of fiscal 2015 were $852.4 million, up 34% from $635.3 million in the second quarter last year, as sales of both towable and motorized RVs posted gains from a year ago, with the 2015 towable results including the impact of the acquisitions of K-Z, Cruiser RV and DRV Luxury Suites.
  Net income from continuing operations for the second quarter was $30.3 million, up 76% from $17.2 million in the prior-year second quarter.  Including the discontinued operations of Thor's Bus business, net income for the second quarter was $28.6 million, up 77% from $16.2 million in the second quarter of fiscal year 2014.
  Diluted earnings per share (EPS) from continuing operations for the second quarter was $0.57, up 78% from $0.32 in the second quarter last year.  Including the discontinued operations of Thor's Bus business, diluted EPS for the second quarter was $0.54, up 80% from $0.30 in the second quarter of fiscal 2014.
  Gross profit margins increased to 12.0% in the second quarter compared to 11.1% in the prior-year period.  Gross margins in the second quarter of fiscal 2015 improved largely as a result of better fixed cost absorption associated with the higher level of net sales.
  Sales from continuing operations for the six months ended January 31, 2015 were $1.77 billion, up 24% from $1.44 billion in the prior year.
  Net income from continuing operations for the six months ended January 31, 2015 was $69.5 million, up 30% compared to $53.6 million in the first six months of fiscal 2014.  Including discontinued operations, net income for the six months was $67.6 million, up 18% from $57.3 million in the first six months of the prior year.
  Diluted EPS from continuing operations for the six months ended January 31, 2015 was $1.30, up 29% from $1.01 in the first six months of the prior year. Including discontinued operations, diluted EPS for the six months was $1.26, up 18% from $1.07 in the first six months of fiscal 2014, which included the gain on the sale of the bus business.

"Our second-quarter results marked a dramatic improvement over last year as Thor posted strong growth in net sales and income from continuing operations driven by continuing growth in both our towable and motorized operations," said Bob Martin, Thor President and CEO. "Unlike the second quarter of fiscal 2014, we did not have to contend with harsh winter conditions that adversely impacted our results last year. In addition to the better weather, many of our subsidiaries took advantage of the seasonally slower winter months to increase production during a time when they typically have excess capacity. As a result, we saw very strong performance in both sales and profitability," he added.

Segment Highlights:

  Towable RV sales were $675.1 million for the second quarter, up 43% from $472.5 million in the prior year period. Towable RV income before tax was $40.3 million, more than double the $18.9 million in the second quarter last year.
  Motorized RV sales were $177.3 million for the second quarter, up 9% from $162.9 million in the prior year second quarter. Motorized RV income before tax was $11.9 million, up 6% from $11.2 million last year.
  Consolidated backlog on January 31, 2015 was $942.1 million, up 11% from $845.2 million at January 31, 2014.  Towable RV backlog increased 25% to $626.1 million, compared to $501.9 million at the end of the second quarter of fiscal 2014.  Motorized RV backlog decreased 8% to $316.0 million from $343.3 million a year earlier, reflecting the impact of expanded production capacity and the Company's ability to meet higher demand levels more quickly.
  After completing the acquisition of Cruiser RV, LLC and DRV, LLC on January 5, 2015, Thor's total cash balances as of January 31, 2015 were $248.3 million, with no long-term debt.

"We are pleased with the strong results generated in the second quarter, which highlights the strength of Thor's product offerings and our ability to produce and deliver quality products to our dealers," said Peter B. Orthwein, Thor Executive Chairman. "Despite these great results, we realize the second half of the fiscal year will likely be more challenging, given the tougher comparisons to last year as well as the potential that some sales pulled forward into the second quarter this year as compared to being pushed back into the second half of last year due to the extreme winter weather. Many dealers chose to order and take delivery of units earlier this year in the hopes of avoiding the delivery delays experienced last year as a result of the weather and delivery driver shortage. We continue to face tight labor conditions in northern Indiana and we will also incur additional costs from new and expanded towable facilities in the third and fourth quarters as these plants begin operations. In light of these factors, we expect modest improvement in our financial results for the remainder of fiscal 2015."

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus business, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the potential impact of the strengthening of the U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2014 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended January 31, 2015. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 6 MONTHS ENDED JANUARY 31, 2015 and 2014
($000's except share and per share data) (Unaudited)

	3 MONTHS ENDED JANUARY 31,				6 MONTHS ENDED JANUARY 31,
	2015	% Net Sales (1)	2014	% Net Sales (1)	2015	% Net Sales (1)	2014	% Net Sales (1)

Net sales	$ 852,416		$ 635,330		$1,774,408		$1,435,293

Gross profit	$ 102,000	12.0%	$ 70,327	11.1%	$ 219,665	12.4%	$ 175,510	12.2%

Selling, general and administrative expenses	54,302	6.4%	43,766	6.9%	112,291	6.3%	92,107	6.4%

Impairment charges	-	0.0%	-	0.0%	-	0.0%	710	0.0%

Amortization of intangible assets	3,967	0.5%	3,226	0.5%	7,656	0.4%	6,064	0.4%

Interest income, net	339	0.0%	389	0.1%	706	0.0%	894	0.1%

Other income, net	67	0.0%	178	0.0%	419	0.0%	820	0.1%

Income from continuing operations before income taxes	44,137	5.2%	23,902	3.8%	100,843	5.7%	78,343	5.5%

Income taxes	13,870	1.6%	6,684	1.1%	31,375	1.8%	24,731	1.7%

Net income from continuing operations	30,267	3.6%	17,218	2.7%	69,468	3.9%	53,612	3.7%

Income (loss) from discontinued operations, net of income taxes	(1,619)	-0.2%	(1,026)	-0.2%	(1,895)	-0.1%	3,688	0.3%

Net income	$ 28,648	3.4%	$ 16,192	2.5%	$ 67,573	3.8%	$ 57,300	4.0%

Earnings per common share from continuing operations
Basic	$ 0.57		$ 0.32		$ 1.30		$ 1.01
Diluted	$ 0.57		$ 0.32		$ 1.30		$ 1.01

Earnings per common share
Basic	$ 0.54		$ 0.30		$ 1.27		$ 1.08
Diluted	$ 0.54		$ 0.30		$ 1.26		$ 1.07

Weighted avg. common shares outstanding-basic	53,377,440		53,289,626		53,355,757		53,247,315
Weighted avg. common shares outstanding-diluted	53,458,531		53,353,027		53,444,730		53,326,251

	SUMMARY BALANCE SHEETS - JANUARY 31, ($000) (Unaudited)

	2015	2014			2015	2014
Cash and cash equivalents	$ 248,256	$ 204,860	Current liabilities		$ 377,942	$ 300,028
Accounts receivable	288,771	226,979	Long-term liabilities		59,188	71,153
Inventories	244,417	221,936	Stockholders' equity		1,018,653	877,416
Deferred income taxes and other	79,096	66,849
Total current assets	860,540	720,624
Property, plant & equipment, net	183,157	150,124
Goodwill	269,180	253,876
Amortizable intangible assets	132,477	107,069
Other assets	10,429	16,904
Total	$1,455,783	$1,248,597			$1,455,783	$1,248,597

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com